EXHIBIT 99.1

Press Release

               DEBT RESOLVE TO ACQUIRE CREDITORS INTERCHANGE IN A
                TRANSACTION VALUED AT $64 MILLION; ANNOUNCES NEXT
                        GENERATION COLLECTIONS PLATFORM
       Now offers an advanced, comprehensive, one-stop accounts receivable management solution for global clients

WHITE PLAINS, NY (MAY 1, 2007) - Debt Resolve, Inc. (AMEX: DRV) announced today that it has entered into a definitive agreement to acquire Creditors Interchange Receivables Management, LLC (Creditors Interchange), a leading accounts receivable management (ARM) agency. The transaction price is $60 million in cash and $4 million of Debt Resolve common stock. The transaction is scheduled to close at the end of June 2007 upon completion of regulatory filings and reviews. This acquisition was unanimously approved today by the Board of Directors of Debt Resolve. The Board believes that the transaction will be stock price appreciative and accretive to earnings.

Creditors Interchange, headquartered in Buffalo, NY, ranks among the top-20 largest contingency collection agencies (publicly and privately held, by revenue) in North America. The agency has diverse experience in various finance industries including bankcards, retail, oil cards, mortgage, and prime and sub-prime automotive. Creditors Interchange maintains eight satellite operations offices throughout the U.S. and two facilities in Canada, a call center in India, and has over 850 employees. Creditors Interchange has approximately $60 million in annual revenue.

Creditors Interchange is managed by industry leaders Bruce Gray, President and CEO, and John Farinacci, COO and VP of Operations, who will both remain with the company. Bruce Gray will also become Executive VP of Debt Resolve and a member of the Board of Directors and John Farinacci will become Senior VP of Debt Resolve.

Debt Resolve believes its union with Creditors Interchange will provide clients with a powerful, integrated set of solutions for accounts receivable management outsourcing, including the DebtResolve virtual collections system, Creditors Interchange's ARM facilities, First Performance's first-party and recovery platforms, the debt purchasing facilities of DRV Capital, and other technology-driven products provided by best-of-breed partners. Debt Resolve and Creditors Interchange intend to grow their businesses organically and through potential additional acquisitions and expansion into Asia, the U.K., and European markets.

James Burchetta, Debt Resolve's Co-Chairman and CEO said: "We are delighted to be associated with Creditors Interchange and its management team, industry leaders, Bruce Gray and John Farinacci. We all share the same vision that the global ARM market has been waiting for a combination of technology powerhouses to provide a one-stop vendor solution for cradle to grave collections. We believe that the Debt Resolve platform with the addition of Creditors Interchange, a clear industry leader and innovator, delivers this combination. Creditors Interchange provides us with a stellar management team and a technology-focused platform in which to evolve and integrate Debt Resolve technologies. With this acquisition, we intend to redefine the standard in ARM collections and raise the bar to become the most technically efficient, cost-effective provider of full lifecycle ARM services for our clients' benefit."

Bruce Gray, Creditors Interchange CEO and President remarked: "We are extremely excited about joining the Debt Resolve team. This association with Debt Resolve allows us to accelerate the next phase of evolving our state-of-the-art platform by adding superior virtual technology. Utilizing our advanced collections platform and high-caliber employees, we will be able to offer

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clients the best combination of resources customized to maximize their investment in outsourcing. We offer a full suite of one-stop accounts receivable management solutions for domestic and global clients."

ABOUT DEBT RESOLVE, INC.
Debt Resolve provides lenders, collection agencies, debt buyers, and utilities with a patented online bidding system for the resolution and settlement of consumer debt and a collections and skip tracing solution that is effective at every stage of collection and recovery. Through its subsidiary, DRV Capital, LLC, the Company is actively engaged in the purchase and collection of distressed accounts receivable using its own collections solutions. Through its subsidiary, First Performance Corp., the company is actively engaged in operating a collection agency for the benefit of its clients which include banks, finance companies, and purchasers of distressed accounts receivable. The stock of Debt Resolve is traded on the American Stock Exchange. Debt Resolve is headquartered in White Plains, New York. www.debtresolve.com.

ABOUT CREDITORS INTERCHANGE RECEIVABLES MANAGEMENT, LLC
Creditors Interchange ranks among the top 20 largest accounts receivable management (ARM) agencies in the nation by providing full-service collections. Founded in 1960, Creditors Interchange services a diverse client base at a local and national level. These client partners include banks, financial institutions, colleges, municipalities, and debt buyers. Creditors Interchange's full-service contingency-based receivable management includes pre-collection, skip tracing, contingency recoveries, commercial collections, letter series, bankruptcy and probate services, and litigation and arbitration services. The debt portfolios serviced consist of credit and retail cards, auto and lease deficiencies, consumer loans, and college loans. Creditors Interchange is headquartered in Buffalo, NY.

FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Debt Resolve's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Debt Resolve's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks related to Debt Resolve's history of opportunity losses and accumulated deficit, technology development, market acceptance of a virtual collection system, impact of competitive alternatives and pricing, future capital requirements, and general economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares of common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state.